UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☒ Definitive Proxy Statement
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ENCORIUM GROUP, INC.

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENCORIUM GROUP, INC.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 5, 2007

To the Stockholders of Encorium Group, Inc.:

The 2007 Annual Meeting of Stockholders of Encorium Group, Inc. (the “Company”) will be held at Courtyard by Marriott-Valley Forge, 1100 Drummers Lane, Wayne, Pennsylvania 19087 on October 5, 2007, at 10:00 A.M.

At the meeting stockholders will be asked to:

(1) Elect seven directors to serve until the 2008 annual meeting of stockholders;

(2) Ratify the appointment of Deloitte & Touche LLP, a registered public accounting firm, to examine and report on our financial statements for the fiscal year ending December 31, 2007; and

(3) Transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on August 28, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and vote at the annual meeting and at any adjournments or postponements thereof. A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2006 is enclosed herewith.

The enclosed proxy is solicited by our board of directors. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting. We encourage you to attend the meeting in person or to vote your shares by proxy. PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the meeting if you later decide to attend and vote in person.

By Order of the Board of Directors,

Lawrence R. Hoffman
Executive Vice President,
General Counsel, Secretary and Chief Financial Officer

August 30, 2007

Wayne, Pennsylvania

ENCORIUM GROUP, INC.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

PROXY STATEMENT

PROXY STATEMENT

for Annual Meeting of Stockholders

October 5, 2007

In this proxy statement, “we”, “us”, “our,” the “Company” and “Encorium” each refers to Encorium Group, Inc., a Delaware corporation, unless the context otherwise requires.

Time and Place of the Annual Meeting

We are sending this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the annual meeting of the stockholders of Encorium to be held at Courtyard by Marriott-Valley Forge, 1100 Drummers Lane, Wayne, Pennsylvania 19087 on October 5, 2007, at 10:00 A.M. local time. We are first mailing this proxy statement, the attached notice of annual meeting of stockholders and the enclosed proxy card to you on or after August 31, 2007.

Purpose of the Meeting

At the meeting, our stockholders will be asked to:

(1) Elect seven directors to serve until the 2008 annual meeting of stockholders;

(2) Ratify the appointment of Deloitte & Touche LLP, a registered public accounting firm, to examine and report on our financial statements for the fiscal year ending December 31, 2007; and

(3) Transact such other business as may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

Our board of directors has fixed the close of business on August 28, 2007 as the record date for the annual meeting. Only holders of our common stock on the record date will be entitled to vote at the annual meeting and any adjournments or postponements thereof. At the record date, 19,811,544 shares of common stock were outstanding and entitled to vote.

The presence, in person or by proxy, of a majority of the shares of common stock outstanding is necessary to constitute a quorum at the meeting. Abstentions and withheld votes will be counted as shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions will not count in the tally of votes “FOR” or “AGAINST” a proposal. A “WITHHELD” vote is the same as an abstention. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner of the shares, and (2) the broker lacks the authority to vote the shares at the brokers discretion. Broker non-votes will be counted as shares present and entitled to be voted for purposes of determining the presence of a quorum.

Required Vote

Proposal One: Directors are elected by a plurality and the seven nominees for the positions to be voted on in Proposal One who receive the most votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two: To be approved, this proposal must receive the affirmative vote of the holders of a majority of our outstanding common stock present in person or by proxy and entitled to vote thereon. Abstentions and broker non-votes will have the effect of a “Negative” vote with respect to this proposal.

All properly executed proxies delivered and not properly revoked will be voted at the annual meeting as specified in such proxies. If a choice is not specified, the shares represented by a properly executed proxy will be voted “FOR” the election to our board of directors of each of the nominees named in Proposals One and “For” Proposal Two.

Proxies; Voting and Revocation

Each share of our common stock is entitled to one vote. Votes will be tabulated at the meeting by inspectors of election appointed by us. You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the meeting in person, notifying the corporate secretary and voting by ballot at the meeting. If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the meeting, without notifying the corporate secretary of Encorium, will not revoke a previously given proxy. In addition, if you beneficially hold shares of Encorium common stock that are not registered in your own name, you will need additional documentation from the record holder of the shares to attend and vote those shares personally at the meeting.

Solicitation of Proxies

Proxies will be solicited through the mail and directly by Encorium officers, directors and employees of Encorium not specifically employed for such purpose, without additional compensation. Encorium will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders by Encorium. Encorium may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Other Matters

The board of directors does not intend to bring any matters before the meeting other than as stated in this proxy statement, and is not aware that any other matters will be presented for action at the meeting. If any other matters come before the meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

Principal Executive Office

Encorium’s principal executive office is located at One Glenhardie Corporate Center, Suite 100, 1275 Drummers Lane, Wayne, Pennsylvania 19087.

Executive Officers

Executive officers serve at the discretion of the board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal. The executive officers of the Company are:

Name	Age	Position(s) Held With Company

Kenneth M. Borow, M.D.	59	President, Chief Executive Officer, Director

Lawrence R. Hoffman	52	Executive Vice President, General Counsel, Secretary and Chief Financial Officer

Kai Lindevall, M.D.	54	President of European and Asian Operations

Alison O’Neill	42	Senior Vice President, Clinical Operations

•

Kenneth M. Borow, M.D. has been President and Chief Executive Officer of the Company since January 2000. Dr. Borow’s biographical information appears under the caption “Proposal 1- Election of Directors,” below.

•

Lawrence R. Hoffman joined the Company in July 2004 as Executive Vice President and Chief Financial Officer. In February 2005, he was promoted to Executive Vice President, General Counsel, Secretary and Chief Financial Officer. From January 2003 to July 2004, Mr. Hoffman was an independent financial consultant. From July 2000 to January 2003, he was Vice President and Chief Financial Officer of Cytogen Corporation, a publicly traded biopharmaceutical company. From April 1998 to July 2000, Mr. Hoffman was Vice President and Chief Financial Officer of the Liposome Company, a publicly traded biopharmaceutical company which was sold to Elan PLC in May 2000. Mr. Hoffman is a certified public accountant and attorney with a J.D. from Temple University School of Law, and an LLM (Taxation) from Villanova University School of Law. He received his B.S. with a major in accounting from LaSalle University.

•

Kai Lindevall, M.D. has been President, European and Asian operations of the Company since the Company’s acquisition of Remedium on November 1, 2006. Dr. Lindevall’s biographical information appears under the caption “Proposal 1- Election of Directors,” below.

•

Alison O’Neill has been Senior Vice President, Clinical Operations of the Company since January 1, 2004. Mrs. O’Neill previously served as Vice President of Global Project Management of the Company from April 2001 until December 31, 2003. From 1996 to April 2001, Mrs. O’Neill was employed with Ingenix Pharmaceutical Services (successor to ClinPharm Ltd.), culminating as Senior Director, Clinical Operations. Mrs. O’Neill has 22 years of experience in the pharmaceutical industry both in pharma companies and contract research organizations and has worked across therapeutic areas and phases of development.

PROPOSAL 1– ELECTION OF DIRECTORS

Seven directors are to be elected at the meeting, each to serve until the next annual meeting and until his successor shall have been elected and qualified. The board of directors proposes the nominees named below for election as directors. The nominees named below are presently members of the board of directors. In case any of the nominees should become unavailable for election, for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute, as may be nominated by the board of directors.

The board of directors determined that, other than Dr. Borow and Dr. Lindevall, each of the following members of the board of directors is independent as defined by the Nasdaq listing standards.

Name	Age	Director Since	Principal Occupation
Kenneth M. Borow, M.D	59	1998	President and Chief Executive Officer of the Company

Scott M. Jenkins	53	2001	President of S.M. Jenkins & Co., General Partner, Jenkins Partners, L.P.

Dr. Kai Lindevall	54	2006	President of European and Asian Operations, Co-Founder, President, CEO and Director of Remedium

Petri Manninen	36	2006	Owner of Lakiasiaintoimisto Lakituki Oy, a legal services firm in Finland, Director of Remedium

Dr. Jyrki Mattila	51	2006	Executive Director, Vice-President of Business Development, R&D and Technical Operations of Auxilium Pharmaceuticals, Inc.

Christopher F. Meshginpoosh	39	2005	Director of Business Advisory Services, Kreischer Miller

Paul J. Schmitt	55	2007	Managing Director of PA Early Stage Partners

•

Kenneth M. Borow, M.D. has been President and Chief Executive Officer and a Director of the Company since 2000. He joined the Company in 1997 as Vice President of Operations and Chief Medical Officer. Prior to joining the Company, Dr. Borow was Senior Director, Medical Research Associates Department, Merck Research Laboratories, where he directed clinical research operations for 163 different protocols, and developed a Merck-based contract group consisting of field monitors, data coordinators and statisticians. Previously, he was a Professor of Medicine and Pediatrics at the University of Chicago, and originator of a worldwide clinical research program in cardiac function which included investigative sites in the United States, United Kingdom, Norway, Israel and South Africa. Dr. Borow graduated from the Temple Medical School in 1974. Dr. Borow is a Harvard-trained Internist, Pediatrician, Adult Cardiologist and Pediatric Cardiologist.

•

Scott M. Jenkins has been a Director of the Company since October 2001. He is currently President of S. M. Jenkins & Co., which he founded in 1991. S. M. Jenkins & Co. provides a wide range of financial and consulting services to private companies, wealthy family groups and a variety of businesses. In addition, Mr. Jenkins is the General Partner of Jenkins Partners, L.P., which has invested in many early stage, private and public companies. Prior to founding S. M. Jenkins & Co., Mr. Jenkins was with Goldman Sachs & Co., where he worked from 1984 until 1990 when he joined First Boston Corporation. Mr. Jenkins has also served in the not-for-profit healthcare sector as the Chair of the Board of Trustees of the Presbyterian Medical Center of Philadelphia Foundation, which is now part of the University of Pennsylvania Health System.

•

Kai Lindevall, M.D. PhD has been a director of the Company since the Company’s acquisition of Remedium on November 1, 2006. Since the acquisition, Dr. Lindevall has served as the Company’s President of European and Asian operations. Dr. Lindevall is the co-founder of Remedium and since

2002, Dr. Lindevall has served as President and Chief Executive Officer of Remedium. He has also been Medical Director of Remedium since its inception. Since October 2004, Dr. Lindevall has also served as Chairman of the Board of Remedium. Dr. Lindevall previously served as Managing Director of Remedium from its inception to 2002. Dr. Lindevall is also Co-Founder of Ipsat Therapies Oy/Ltd., a Finnish biotechnology company developing its proprietary IPSATTM (“Intestinal Protection System in Antibiotic Treatment”) family of products for the prevention of hospital infections and antibiotic resistance. From October 2002 until February 2005, Dr. Lindevall served as Chairman of the Board of Ipsat Therapies and from March 2005 until March 2006 served as member of its board of directors. Dr. Lindevall has a Ph.D. in Pharmacology and an M.D. from the University of Tampere in Finland.

•

Petri Manninen, LL.M. has been a director of the Company since the Company’s acquisition of Remedium on November 1, 2006. Mr. Manninen has 7 years of experience from CRO industry by serving as a director of the Board of Remedium and its subsidiaries. Mr. Manninen has served as a lawyer with Lakiasiaintoimisto Lakituki Oy, a Finnish based law firm, since December 1999. Since December 1994, Mr. Manninen has also served as the secretary and treasurer of Paavo Nurmi Foundation, a non-profit organization supporting research in the field of cardiovascular diseases. Mr. Manninen has 12 years of experience in the practice of law and tax consulting. He has published several books and articles in Finnish and foreign law reviews. Mr. Manninen has a Master of Laws Degree from the University of Helsinki and an LL.M. in European Community Law from the University of Leiden in The Netherlands.

•

Jyrki Mattila, M.D. has been a director of the Company since the Company’s acquisition of Remedium on November 1, 2006. Dr. Mattila has served as Executive Vice President, Business Development of Auxilium Pharmaceuticals, Inc. since August 2003. From 1990 to July 2003, Dr. Mattila served in a variety of positions at Orion Pharma, the pharmaceutical division of the Orion Group, a Finnish company specializing in healthcare products. He served as President of Orion Pharma from 1996 to 2002 and as its Senior Vice President of Business Development from 1990 to 1995. Dr. Mattila holds an M.D. and Ph.D. in Pharmacology from the University of Helsinki Medical School, and an M.B.A. from the Helsinki School of Economics and Business Administration.

•

Christopher F. Meshginpoosh has been a director since April 2005. He is currently Director of Consulting Services for Kreischer Miller, one of the Philadelphia area’s largest accounting and advisory firms. Prior to joining Kreischer Miller, he was Chief Financial Officer and Secretary of Liquent, Inc. from 2000 to 2002, a publicly-held company serving the pharmaceutical and biotechnology industries. From December 1999 to September 2000, he was a consultant and subsequently the Vice President of Finance at Luminant Worldwide Corporation, which filed for Chapter 11 bankruptcy protection in December 2001. Mr. Meshginpoosh is a certified public accountant and holds a B.S., Accounting from West Chester University.

•

Paul J. Schmitt has been a director of the Company since February 15, 2007. Since 2000, Mr. Schmitt has served as Managing Director of PA Early Stage Partners, located in Wayne, Pennsylvania. PA Early Stage Partners is a family of venture capital funds with $237.5 million under management. The firm invests in seed, start-up and early stage technology and life sciences companies that are primarily based in the Mid-Atlantic region of the United States. Prior to joining PA Early Stage Partners, Mr. Schmitt was Chairman, President and Chief Executive Officer of Chrysalis International Corporation. Chrysalis, a Nasdaq-listed company, was a leading supplier of pre-clinical and clinical drug development services, including the utilization of transgenic animal science technologies to identify and validate new human genetic targets of disease emerging from worldwide genomic initiatives, which merged with Phoenix International, Inc., also a Nasdaq-listed company, in 1999. Additionally, Mr. Schmitt served as a founding trustee of the Biotechnology Council of New Jersey and currently serves on the Board of Trustees of the Wistar Institute of the University of Pennsylvania and the Board of Managers of the Penn State Research Foundation. He also presently serves on the Board of Directors of several PA Early Stage Partners Life Sciences portfolio companies. Mr. Schmitt holds a B.S. from Lehigh University and an M.B.A. from Rutgers University.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ALL OF THE NOMINEES FOR DIRECTOR LISTED ABOVE

Meetings of the Board of Directors

Encorium’s board of directors held 6 meetings during 2006. There was no director who, during the last full fiscal year, attended in person or by phone fewer than 75% of board or committee meetings while such person was a director and served as a committee member. While the Company encourages all members of the board of directors to attend annual meetings of the Company’s stockholders, there is no formal policy as to their attendance. All of the members of the board of directors attended the 2006 annual meeting of stockholders.

Committees of the Board

The board of directors has a Compensation Committee and an Audit Committee.

Compensation Committee. The board of directors has a separately-designated standing Compensation Committee. The Compensation committee operates under a charter which was adopted by the board of directors. This charter is posted in the Investor Relations section of the Company’s website at www.encorium.com. The Compensation Committee reviews and approves salaries for executive officers and directors and reviews, approves and administers the Company’s stock option plans and grants thereunder. The Compensation Committee is presently composed of three non-employee directors, Scott M. Jenkins (Chairman), Christopher Meshginpoosh and Dr. Jyrki Mattila. The board of directors has determined that each member of the Compensation Committee is “independent” as defined in applicable rules of the SEC under the Securities Exchange Act of 1934, as amended, and applicable rules of The Nasdaq Stock Market. The Compensation Committee met 4 times during 2006. See “Compensation Discussion and Analysis” for additional discussion of the processes and procedures for the consideration and determination of executive and director compensation.

Audit Committee. The board of directors has a separately-designated standing Audit Committee. The Audit Committee operates under a charter which was adopted by the board of directors. This charter is posted in the Investor Relations section of the Company’s website at www.encorium.com.

The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls over financial reporting and audits, and consults with management and the Company’s registered public accounting firm on, among other items, matters related to the annual audit, published financial statements and accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are Christopher F. Meshginpoosh (Chairman), Scott M. Jenkins, and Paul J. Schmitt. The board of directors has determined that Mr. Meshginpoosh is an “audit committee financial expert” as defined in applicable rules of the SEC under the Sarbanes-Oxley Act of 2002. The board of directors has also determined that each member of the Audit Committee, including Mr. Meshginpoosh, is “independent” as defined in the Securities Exchange Act of 1934, as amended, and applicable rules of The Nasdaq Stock Market. The Audit Committee met 5 times in 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Scott M. Jenkins (Chairman), Christopher Meshginpoosh and Dr. Jyrki Mattila, each of whom is a non-employee director. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such other entity’s executive officers or board members.

Director Nominations

The board of directors does not have a separately-designated nominating committee. Rather, the entire board of directors performs the functions of the nominating committee. The board of directors does not delegate the responsibility for selecting new directors as it believes that all of its members should be involved in this process. As part of the nominating process, the board of directors reviews the appropriate skills and characteristics required of board members. The board of directors does not anticipate that it will generally rely on third-party search firms to identify board candidates. Instead, the board of directors anticipates that it will rely on recommendations from a wide variety of business contacts, including current executive officers, directors and stockholders, as a source for potential board candidates. All candidates shall, at a minimum, possess a background that includes a solid education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the board of director’s judgment, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company. When evaluating potential nominees, Encorium’s board of directors evaluates the above criteria as well as the current composition of the board of directors and the need for Audit Committee experience. The board of directors nominates the candidates which it believes best suit the needs of Encorium. Encorium’s board of directors anticipates that stockholders’ nominees that comply with the existing procedures outlined in Encorium’s bylaws described below will receive the same consideration that other nominees receive

Pursuant to Section 2.1(b) of the Company’s bylaws, the board of directors will consider stockholder recommendations for directors sent to the Corporate Secretary, Encorium Group, Inc., One Glenhardie Corporate Center, Suite 100, 1275 Drummers Lane, Wayne, PA 19087. Stockholder recommendations for directors must include: (i) the name and address of the stockholder recommending the person to be nominated, (ii) a representation that the stockholder is a holder of record of stock of the Company, including the class and number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee, (iv) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the candidate(s) for election to the board of directors, (v) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Exchange Act, and (vi) the consent of the recommended nominee to serve as a director of the Company if so elected. Recommendations must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the stockholder must deliver a director recommendation not earlier than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Shareholder Communications

Encorium’s Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of our board of directors on matters relevant to the Company. In addition, the board of directors has established a process for permitting stockholders to communicate with the board of directors outside of our Annual Meeting. The shareholder communications policy is posted in the Investor Relations section of website at www.encorium.com.

DIRECTOR COMPENSATION

For 2006, each non-employee director received $37,500 for his service on the Company’s board of directors paid at the rate of $3,125 per month, plus reimbursement of reasonable expenses incurred in connection with attendance at meetings of the board. A non-employee director who is Chairman of the Audit or Compensation Committee may receive an annual grant to purchase 25,000 shares of the Company’s common stock. All other non-employee directors may receive an annual grant to purchase 20,000 shares of the Company’s common stock. No options to purchase the Company’s common stock were granted to directors for their service on the Company’s board of directors in 2006.

The following table presents the compensation provided by the Company to each person who served as a director during 2006, except for Kenneth M. Borow, our Chief Executive officer, Dr. Borow’s compensation is set forth in the Summary Compensation Table. Dr. Borow did not receive any additional consideration for his service on the board of directors:

Name	Fees earned or paid in cash ($)		Option Awards ($)(4)(5)	All other compensation ($)(6)		Total ($)
Scott M. Jenkins	$37,500		—	—		$37,500
Christopher F. Meshginpoosh	37,500		$10,339	—		47,839
Earl M. Collier, Jr. (1)	37,500		4,146	—		41,646
Petri Manninen (2)	6,250		—	—		6,250
Dr. Jyrki Mattila (2)	6,250		—	—		6,250
Dr. Kai Lindevall (2)	—	(3)	—	$52,283	(3)	52,283

(1)	Mr. Collier resigned as a director of the Company effective February 15, 2007.
(2)	Mr. Manninen, Dr. Mattila and Dr. Lindevall were elected as directors at the Company’s 2006 Annual Meeting of Stockholders effective upon the consummation of the Company’s acquisition of Remedium on November 1, 2006.
(3)	Effective November 1, 2006, Dr. Lindevall became the Company’s President, European and Asian Operations. For 2006, Dr. Lindevall received a base salary of $46,995 and a car allowance of $5,288. Dr. Lindevall’s compensation was payable in euros. His compensation has been translated into U.S. dollars at the average exchange rate of the dollar for November and December 2006 of $1.303335 € 1. Dr. Lindevall is not paid any separate compensation for serving as a director.
(4)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of stock option awards pursuant to our equity incentive plans and thus include amounts from awards granted prior to 2006.
(5)	At fiscal year end the aggregate number of options outstanding for each director was as follows: Scott M. Jenkins- 0; Christopher F. Meshginpoosh- 8,333.50; Earl M. Collier- 72,500; Petri Manninen-48,099; Dr. Mattila- 0; and Dr. Lindevall-48,099.
(6)	Does not include perquisites and personal benefits which, in the case of each of our directors, involved an aggregate incremental cost to the Company during 2006 of less than $10,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2007, certain information with regard to beneficial ownership of outstanding shares of the Company’s common stock by (i) each director and Named Executive Officer individually, (ii) all executive officers and directors of the Company as a group, and (iii) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s common stock:

Name of Beneficial Owner (1)(2)	Amount and Nature of Beneficial Ownership (3)		Percentage of Outstanding Shares
Kenneth M. Borow, M.D	1,127,902	(4)	5.61%
Lawrence R. Hoffman	166,667		*
Scott M. Jenkins	24,268		*
Dr. Kai Lindevall	1,535,361	(5)(6)	7.75%
Petri Mikael Manninen	321,503	(7)	1.63%
Jyrki Matilla	—		—
Christopher F. Meshginpoosh	16,666.75		*
Alison O’Neill	76,850		*
Paul J. Schmitt	—		—
All executive officers and directors as a group (nine persons)	3,269,217.75		16.02%

Jan Lilja Residence Du Golf E8 CH-1196 Gland, Switzerland	1,031,064	(8)	5.21%

Sven-Erik Nilsson 11, Chemin de Jaillet CH-1277 Borex, Switzerland	1,152,998	(9)	5.87%

Hassan Nemazee 777 Park Avenue New York, NY 10021	1,033,010	(10)	5.23%

Houston Ventures, Inc. 720 Fifth Avenue New York, NY 10019	1,000,000	(11)	5.06%

Wells Fargo & Company 525 Market Street San Francisco, CA 94105	2,300,435	(12)	11.64%

*	Less than 1% of the outstanding Common Stock.
(1)	Unless otherwise noted, we believe that all persons have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Unless otherwise noted, the address of such persons is: c/o Encorium Group, Inc., One Glenhardie Corporate Center, 1275 Drummers Lane, Wayne, Pennsylvania 19087.
(3)	The amounts shown include shares which may be acquired currently or within 60 days of August 1, 2006 through the exercise of stock options, as follows: Dr. Borow—333,334 shares; Dr. Lindevall—48,099 shares; Mr. Meshginpoosh—16,666.75 shares; Mr. Hoffman—166,667 shares; Ms. O’Neill—76,850 shares; and all current executive officers and directors as a group—641,616.75 shares. See note 6 for a description of Dr. Lindevall’s outstanding options.
(4)	Includes 39,000 shares owned indirectly that are held by certain members of Dr. Borow’s immediate family and over which Dr. Borow has sole investment and voting power. Of the shares owned by Dr. Borow, 460,000 shares have been pledged as collateral for a promissory note in the principal amount of $1,380,000 in favor of Richard D. Propper, M.D. payable on December 31, 2007.

(5)	Includes 161,516 shares owned indirectly that are held by Dr. Lindevall’s spouse, as to which Mr. Lindevall disclaims beneficial ownership.
(6)	Prior to the Company’s acquisition of Remedium on November 1, 2006, Dr. Lindevall held options to purchase 120 shares of Remedium. Pursuant to the terms of an option exchange agreement, upon the consummation of the Company’s acquisition of Remedium on November 1, 2006, the options held by Dr. Lindevall remained outstanding. Upon exercise, however, Dr. Lindevall will be entitled to receive approximately 400.82 Encorium shares for each Remedium share otherwise issuable upon the exercise of a Remedium option (or approximately 48,099 shares of Encorium stock, assuming exercise of all 120 Remedium options).
(7)	Includes 273,403 shares held indirectly by NTGLT Pharma BVBA of which Mr. Manninen is the managing director.
(8)	Based on the Schedule 13G filed by Jan Lilja on November 17, 2006, except that number of shares also includes 121,302 earn-out shares issued to Mr. Lilja on March 27, 2007. See “Related Party Transactions- Payments to Former Stockholders of Remedium,” below.
(9)	Based on the Schedule 13G filed by Sven-Erik Nilsson November 17, 2006, except that number of shares also includes 135,647 earn-out shares issued Mr. Nilsson on March 27, 2007. See “Related Party Transactions- Payments to Former Stockholders of Remedium,” below.
(10)	As per the Schedule 13D/A filed by Hassan Nemazee on February 4, 2000, includes 500,000 shares of Common Stock owned by Houston Ventures, Inc. as to which Hassan Nemazee has shared investment and voting power, as well as 33,010 shares held by Mr. Nemazee’s children.
(11)	As per the Schedule 13D/A field by Houston Ventures, Inc. on February 4, 2000.
(12)	As per the Schedule 13G/A filed by Wells Fargo & Company on February 9, 2007.

PROPOSAL TWO- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of Encorium has re-appointed, subject to stockholder ratification, Deloitte & Touche LLP, a registered public accounting firm, to examine and report on our financial statements for the fiscal year ended December 31, 2007.

The following table presents the fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and December 31, 2005:

	2006	2005
Audit Fees	$236,000	$247,500
Audit-Related Fees	33,640	18,900
Tax Fees	—	3,200
All Other Fees	186,200	—

Total Fees	$455,840	$269,600

Audit fees consisted of fees for the audit of Encorium’s annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and review of Encorium’s documents filed with the SEC. Audit-related fees consisted of the audit of Encorium’s operations in the UK. Tax fees consisted primarily of fees for tax compliance and tax advice. All other fees consisted of fees paid for due diligence in connection with the acquisition of Remedium. Except as set forth above, Encorium, made no other payments to Deloitte & Touche LLP for services rendered during fiscal 2006 and 2005.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s Charter includes a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent accountants to the Company. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. All services rendered by Deloitte & Touche LLP are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP during fiscal 2006. The Audit Committee considered whether the provision of services other than the audit services (as specified above) was compatible with maintaining Deloitte & Touche LLP’s independence and determined that provision of such services has not adversely affected Deloitte & Touche LLP’s independence.

The board of directors of Encorium, recommends a vote for ratification of the appointment of Deloitte & Touche LLP, a registered public accounting firm, to examine and report on our financial statements for the current fiscal year. It is intended that the shares represented by proxies in the enclosed form will be voted for ratification of Deloitte & Touche LLP, unless contrary instructions are received. It is expected that representatives of Deloitte & Touche LLP will attend the annual meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Approval of the re-appointed of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of Encorium common stock present in person or by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, A REGISTERED PUBLIC ACCOUNTING FIRM, TO EXAMINE AND REPORT ON OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

The following report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently composed of three non-employee directors, Christopher F. Meshginpoosh (Chairman), Scott M. Jenkins and Paul J. Schmitt. The Board, in its business judgment, has determined that all members of the committee are “independent,” as required by applicable listing standards of the Nasdaq National Market and applicable rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board on May 11, 2006, a copy of which is available in the Investor Relations section of the Company’s website at www.encorium.com. The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

CHRISTOPHER F. MESHGINPOOSH,

CHAIRMAN

SCOTT M. JENKINS

PAUL J. SCHMITT

August 10, 2007

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (the “CD&A”) describes the Company’s compensation philosophy and policies for 2006 as applicable to the Company’s Named Executive Officers, which we refer to as “NEOs”. Our NEOs are Kenneth M. Borow, M.D., who is the Company’s President and Chief Executive Officer, Lawrence R. Hoffman, who is the Company’s Executive Vice President, General Counsel, Secretary and Chief Financial Officer and Alison O’Neill, the Company’s Senior Vice President, Clinical Operations. Dr. Kai Lindevall has served as the Company’s President, European and Asian Operations since the Company’s acquisition of Remedium Oy on November 1, 2006. Although the Company anticipates that Dr. Lindevall will be included as an NEO for 2007, he is not included as an NEO for 2006 since his total compensation in fiscal 2006 was less than $100,000.

The CD&A explains the structure and rationale associated with each material element of the NEOs’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.

Compensation Committee

Our Compensation Committee, which is comprised of three non-employee independent directors (as defined in the Nasdaq listing standards), is responsible for reviewing and approving the salaries of our corporate officers. The Compensation Committee also reviews, approves and administers the Company’s equity incentive plans and in that capacity selects our employees and non-employee directors and the employees of our subsidiaries who will receive awards, determines the number of shares covered thereby, and establishes the terms, conditions, and other provisions of the grants.

The Compensation Committee operates under a charter adopted by the board of directors. The Compensation Committee holds meetings throughout the year and may also act by written consent in lieu of a meeting.

Compensation Philosophy

The Company’s executive compensation policies and specific compensation programs are intended to further the principal objective of maximizing long-term stockholder value. The Compensation Committee believes that this objective, and the long-term interests of stockholders, are best achieved by attracting and retaining high-quality management, and that executive compensation should be determined according to a competitive framework and based on overall financial results and individual contributions to the business consistent with overall corporate needs and objectives. The ultimate purposes of our executive compensation policies and programs are to attract and retain high-quality executives and to motivate the entire management team to put forth maximum efforts toward achieving the Company’s financial and business objectives. The Compensation Committee believes the executive compensation policies and programs of the Company are consistent with this policy.

Within the overall philosophy, the Compensation Committee has established specific objectives to:

•

offer a total compensation program that is competitive and consistent with compensation levels for executive officers holding positions of comparable responsibility in the contract research and life science industries;

•	promote achievement of annual financial and business objectives of the Company;

•	motivate key executives to fulfill their responsibilities in meeting the business objectives of the Company; and

•	reward executives for long-term strategic management and the enhancement of stockholder value.

The Company believes that it is prudent to compensate executive officers with a mix of incentive and non-incentive compensation. Too much emphasis on incentive compensation could result in management’s deployment of unnecessarily risky business strategies, which are not in the best interests of stockholders. Likewise, reliance on only non-incentive compensation would likely not provide optimal motivation to management to enhance stockholder value. To date the Compensation Committee has not adopted formal guidelines for allocating total compensation between equity compensation and cash compensation.

Components of Compensation

The primary elements of total compensation paid by the Company to its NEOs include the following:

•	Base salary;

•	Performance based cash compensation;

•	Awards under Equity Incentive Plans;

•	Benefits under our 401(k) Plan; and

•	Benefits under our health and welfare benefits plans.

Base Salary

Base salary is intended to provide a predictable and stable source of income over the year. Payment of compensation in the form of base salary also allows the Company to accurately budget for this element of compensation expense. The Company believes that base salaries temper incentive compensation by providing a major element of compensation that is not tied to the Company’s financial performance, thereby encouraging management to continue to operate the Company in a safe and sound manner. Except as otherwise specified in an employment agreement, the annual base salaries of the NEOs are approved by the Compensation Committee based upon the recommendations of the board of directors.

Base compensation decisions are intended to reflect the executive’s responsibilities, qualifications, experience and performance, the level of the Company’s dependence on each executive, as well as consideration of compensation practices and financial performance for comparable positions within the contract research and life science industries (while recognizing that most of the other publicly-traded contract research organizations are substantially larger than the Company). The performance of each NEO is considered, as well as the Company’s overall financial performance and the contribution to such performance made by the NEO and his or her department. However, the Compensation Committee does not apply any specific formula or assign any specific weights to these factors in setting base salaries for NEOs. Base salary increases take effect in January of each year.

Base Salary for 2006

Dr. Borow’s salary for 2006 was established by the terms of his employment agreement with the Company dated March 31, 2003, which expired on March 31, 2006. Pursuant to the terms of Dr. Borow’s employment agreement, Dr. Borow received a cost of living adjustment in 2006 of 3.9%, based on the consumer price index for the Philadelphia area (the region in which the Company is headquartered) as published by the U.S. Department of Labor, Bureau of Labor Statistics.

For 2006 the NEOs, other than Dr. Borow, received base salary increases that were intended to maintain their compensation at a competitive level. In setting compensation for 2006, the Compensation Committee subjectively evaluated the performance and overall contribution of the particular NEO, as well as the performance of the Company during 2005. The 2006 salary increases for the NEOs, other than Dr. Borow, are shown below:

	Base Salary		Change
Name and Position	2006	2005	Amount	Percentage
Lawrence R. Hoffman, Executive Vice President, General Counsel, Secretary and Chief Financial Officer	$227,920	$220,000	$7,920	3.6%
Alison O’Neill, Senior Vice President, Clinical Operations	$188,764	$182,204	$6,560	3.6%

Base Salary For 2007

The Compensation Committee has approved the following base salaries effective for the year 2007. In setting compensation for 2007, the Compensation Committee subjectively evaluated the performance and overall contribution of the particular NEO, the amount of increased responsibility of each NEO, as well as the performance of the Company during 2006.

	Base Salary		Increase
Name and Position	2007	2006	Amount	Percentage
Lawrence R. Hoffman, Executive Vice President, General Counsel, Secretary and Chief Financial Officer	$250,712	$227,920	$22,792	10%
Alison O’Neill, Senior Vice President, Clinical Operations Officer	$194,427	$188,764	$5,663	3%

As described above, Dr. Borow’s employment agreement with the Company terminated on March 31, 2006. The Company is currently negotiating a new employment agreement with Dr. Borow. Pending the determination of the final terms of a new agreement, Dr. Borow is continuing to receive salary at the same level received in 2006.

Discretionary Cash Compensation

The Company believes that the payment of cash bonuses provides an effective incentive for the NEOs in fulfilling the responsibilities of their positions, which in turn can significantly affect the profitable growth and future prospects of the Company. All bonus payments are discretionary. The Compensation Committee, upon recommendation from the board of directors, determines whether a NEO should receive a discretionary cash bonus, as well as the timing and amount of any bonus. In making these determinations, the Compensation Committee may take various factors into account, including but not limited to, the Company’s financial performance, the financial performance for other companies within the contract research and life science industries, and the contribution to the Company’s success of the particular NEO. However, the Compensation Committee does not apply any specific formula or assign any specific weights to these factors in determining whether to grant additional cash compensation.

On February 20, 2007, upon recommendation of the board of directors, the Compensation Committee awarded Kenneth M. Borow, M.D. and Lawrence R. Hoffman discretionary cash bonuses in the amount of $100,000 and $75,000, respectively, for 2006. In recommending Dr. Borow’s and Mr. Hoffman’s bonus awards for 2006, the board of directors noted Dr. Borow’s and Mr. Hoffman’s leadership in the completion of the acquisition of Remedium, the substantial restructuring efforts during 2005 and 2006, the fact that no cash bonuses were paid during 2005, and the Company’s improved financial and operational performance in 2006.

Long-Term Incentive Compensation

Long-Term incentive compensation is paid through equity based awards issued under the Company’s equity incentive plans. The Company believes that granting equity based awards is an effective way to reward NEOs above and beyond their base salaries and to align the interests of management with those of the Company’s stockholders over time. The Company also believes that equity grants that include a vesting schedule are an effective tool in promoting the retention of executive management. Under the Company’s incentive plans, the Committee may issue options intended to qualify as incentive stock options under Section 422(b) of the Internal Revenue Code, non-qualified stock options, or restricted shares.

There is no specified procedure for determining when equity-based awards will be granted. The Compensation Committee, upon recommendation from the board of directors, determines the timing, distribution and amount of all equity based awards. In making these determinations, the Compensation Committee may take various factors into account, including, but not limited to, the Company’s financial performance, the financial performance for other companies within the contract research and life science industries, the contribution to the Company’s success of the particular NEO, and the potential dilutive effect of the awards on other stockholders. However, the Compensation Committee does not apply any specific formula or assign any specific weights to these factors in determining whether to grant equity based awards.

In making grants of equity-based awards, the Company is limited to the pool of shares authorized by the stockholders under its equity incentive plans. All equity incentive plans of the Company have been approved by the stockholders and the pool of plan shares cannot be increased without further stockholder approval.

No long-term compensation awards were made to NEOs for 2006. Grants made in prior years consisted solely of stock options. Exercise prices for stock options are generally set at fair market value as of the date of grant.

Profit Sharing 401(k) Plan

The Company offers NEOs participation in a 401(k) retirement savings plan that is available to substantially all its U.S. based full-time employees. 401(k) plans provide a tax-advantaged method of saving for retirement. The Company offers a 401(k) plan because it is reasonably inexpensive to administer and the Company believes it provides an excellent mechanism for employees to save for their retirement.

Commencing in August 2006, the Company made a matching contribution equal to 100% on the first 2% of the participant’s compensation (excluding bonus payments). Prior to that period, commencing in 2003, the Company made a matching contribution equal to 50% on the first 2% of the participant’s compensation (excluding bonus payments). All participants who are employed during the plan year are eligible to receive the matching contribution. The matching contribution is credited to the participant using a graded vesting schedule with six or more years of service required to become fully vested. The method for crediting vesting service is the plan year.

Health and Welfare Employee Benefits Plans

We provide healthcare, life and disability insurance and other employee benefits programs to our employees, including the NEOs. We believe that our employee benefits programs should be comparable to those maintained by other companies within the contract research and life science industries in order to assure that we are able to maintain a competitive position in terms of attracting and retaining NEOs and other employees. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

Other Compensation

In order to provide our CEO with a competitive and attractive total compensation package, the Company also maintains a life insurance policy, which provides a $665,000 death benefit to a beneficiary(ies) named by Dr. Borow in the event of Dr. Borow’s death.

Perquisites

We provide limited perquisites or personal benefits to our NEOs. During 2006 the perquisites and personal benefits provided to each of our NEOs involved an aggregate incremental cost to the Company of less than $10,000.

Interaction with Consultants

The Compensation Committee has in the past engaged a compensation consultant to provide input on our executive compensation. As described above, the employment agreement between the Company and Dr. Borow, our CEO, expired on March 31, 2006. In connection with the on-going negotiation of a new employment agreement with Dr. Borow, the board of directors has retained the Hay Group to assist the Company in determining a competitive level of total compensation for Dr. Borow. The consultants are independent and report directly to the Compensation Committee.

Role of NEOs in Setting Compensation

The board of directors and the Compensation Committee frequently ask the CEO to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a meeting of the board of directors or the Compensation Committee to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent board members or Compensation Committee members, as the case may be, may vote on decisions regarding NEO compensation.

Our CEO and our other NEOs do not determine or approve any element or component of their own base salary, discretionary cash compensation, long-term incentives or other aspects of compensation. The NEOs do provide input and make recommendations to the board of directors and the Compensation Committee with respect to the compensation of officers who report to them. These recommendations are based on various factors including individual contribution and performance, company performance, complexity and importance of roles and responsibilities, reporting relationships, retention needs and internal pay relationships.

Severance Agreements

The Company entered into an Executive Severance Agreement with Mr. Hoffman on September 28, 2005 (the “Executive Severance Agreement”). The Executive Severance Agreement is designed to provide Mr. Hoffman with assurance that his compensation will be protected in the event there is a change in control of the Company. The Executive Severance Agreement provides generally, that, in the event Mr. Hoffman’s employment with the Company is terminated without cause or with good reason in connection with a Change of Control, Mr. Hoffman will be entitled to: (i) a lump sum cash payment equal to one times his annual base salary; (ii) continuation of all benefits pursuant to any and all welfare benefit plans for one year (or, shorter, if substantially similar benefits are provided by the executive’s new employer); (iii) outplacement services for a period of up to 12 months; (iv) the immediate vesting and exercisability of all stock options or other equity incentives; and (v) any other accrued rights, including, but not limited to accrued vacation and bonus.

For purposes of the Executive Severance Agreement, a “Change in Control” is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) when as a result of a stockholder vote for which proxies are solicited by any person other than the Company, or by written consent of the stockholders without a meeting, the incumbent directors cease to constitute at least a majority of the authorized number of members of the board; (iii) the Company stockholders approve a merger, reorganization or consolidation involving the Company if the voting securities of the Company immediately before such merger, reorganization or consolidation do not continue to represent at least 65% of the combined voting power of the voting securities of the surviving or resulting entity; (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or (v) the board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

We currently do not have a formal written severance plan or severance agreement with any other of our NEOs. However, we may in the future provide severance benefits to our executives on a case by case basis, by entering onto a severance agreement prior to the time of separation or by taking into consideration the reason for termination and other facts present at the time of separation.

Our 2002 Equity Incentive Plan, which we refer to as the 2002 Plan, provides for accelerated vesting of options and restricted stock awarded to employees, including the NEOs, if there is a change of control in which the plan is not continued by a successor corporation or substantially equivalent options or restricted shares, as the case may be, in a successor corporation are not provided to participants. In addition, the 2002 Plan provides for accelerated vesting with respect to options or restricted shares held by a participant who is an employee of the Company or who is providing service to the Company in the event there is a change of control if the participant is not offered substantially equivalent employment or service with the successor corporation or the participant’s employment or service with the successor corporation is terminated during the six month period following the change of control. Under our Amended and Restated 1996 Stock Incentive Plan (which we refer to as the 1996 Plan) and our 2006 Stock Incentive Plan (which we refer to as the 2006 Plan), the board of directors, in its sole discretion, may cause all previously unvested options and/or restricted stock awards to become vested and/or exercisable or unrestricted, as the case may be, upon a change of control.

For purposes of our equity incentive plans, a Change in Control is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company stockholders approve a merger, reorganization or consolidation involving the Company if the stockholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership immediately before the transaction; (iii) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; (iv) the Company’s stockholders approve an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (v) the Company’s stockholders accept shares in a shares exchange if the stockholders do not or will not own directly or indirectly immediately following the share exchange more than 50% of the combined voting power of the surviving or resulting entity in substantially the same proportions as their ownership before immediately before the share exchange.

Generally under our equity incentive plans, when a participant’s service with the Company is terminated his or her stock options are terminated immediately, except that the options may be exercised for a period after termination (not to exceed the original option termination date) to the extent then exercisable in the following circumstances:

•	Disability—within one year after termination

•	Death—within one year after the date of death

•	Termination other than for cause- within 90 days from the date of termination

Under the 1996 Plan, the board of directors may accelerate any options held by a participant whose service with the Company is terminated, other than termination for cause (as defined in the 1996 Plan).

Accounting and Tax Consequences

The accounting consequences of the various forms of compensation have not been significant factors in determining whether to make an award, but the Compensation Committee will take them into account if appropriate. Similarly, the tax consequences of the various forms of compensation generally have not been significant factors in determining whether to make an award, but the Compensation Committee will take them into account if appropriate. In this regard, the Compensation Committee reviewed the provisions of Section 162(m) of the Internal Revenue Code, relating to the $1 million deduction cap for the compensation of NEOs and its applicability in 2006. The Compensation Committee will take Section 162(m) into account as one of the factors considered in establishing the compensation of the Company’s executive’s and generally will award only deductible compensation. However, to the extent consistent with its overall compensation policy, the Compensation Committee may determine that awarding compensation in excess of Section 162(m) deduction limits is reasonable and appropriate.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)(3)		Total ($)

Kenneth M. Borow, M.D., President and Chief Executive Officer	2006	$358,479	$100,000	$182,222	$4,257	(4)	$644,958

Lawrence R. Hoffman, Executive Vice President, Secretary, General Counsel and Chief Financial Officer	2006	227,260	75,000	91,923	3,124		397,307

Alison O’Neill, Senior Vice President Global Operations	2006	188,217	—	41,238	2,511		231,966

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of stock option awards pursuant to our equity incentive plans and thus include amounts from awards granted prior to 2006.
(2)	Includes Company matching contributions of $2,087, $3,124, and $2,511 for Dr. Borow, Mr. Hoffman and Ms. O’Neill, respectively, under the Company’s employee’s savings (401K) plan.
(3)	Does not include perquisites and other personal benefits which, in the case of each of our NEOs involved an aggregate incremental cost to the Company during 2006 of less than $10,000.
(4)	Includes $2,170, which represents the premium paid in 2006 on a term life insurance policy provided by the Company.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kenneth M. Borow, M.D., President and Chief Executive Officer	166,667	333,333	(1)	$2.25	07/01/2010
Lawrence R. Hoffman, Executive Vice President, General Counsel, Secretary and Chief Financial Officer	66,667 33,334	33,333 66,666	(2) (3)	3.69 2.25	07/26/2009 07/01/2010
Alison O’Neill, Senior Vice President Global Operations	18,000 5,000 15,000 10,000 16,667 30,000	— — — — 8,333 45,000	(4) (5)	3.17 2.65 2.17 2.26 2.60 2.25	03/09/2007 03/07/2007 04/29/2008 05/18/2008 01/02/2009 06/30/2010

(1)	Options to purchase 166,667 of the shares became exercisable on July 1, 2007; and options to purchase the remaining 166,666 shares become exercisable on July 1, 2008.
(2)	The Options to purchase the shares became exercisable on July 1, 2007.
(3)	Options to purchase 33,333 of the shares became exercisable on July 1, 2007; and options to purchase the remaining 33,333 shares become excercisable on July 1, 2008.
(4)	The Options to purchase the shares became exercisable January 2, 2007.
(5)	Options to purchase 15,000 of the shares became exercisable on July 1, 2007; and options to purchase 15,000 of the shares become exercisable on each of July 1, 2008 and July 1, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table shows amounts payable to Mr. Hoffman at December 29, 2006 under the various termination scenarios pursuant to the terms of Mr. Hoffman’s Executive Severance Agreement in the event of a Change of Control, as defined in the Executive Severance Agreement. See “Compensation Discussion and Analysis—Severance Agreements.” The figures set forth in the table assume a stock price of $5.31, the closing price of the Company’s stock on December 29, 2006, and a simultaneous Change in Control (as defined in the Executive Severance Agreement) and termination event. The table excludes (i) amounts accrued through December 29, 2006 that would paid in the normal course of continued employment, such as accrued but unpaid salary and accrued vacation, (ii) Mr. Hoffman’s vested account balance under our 401(k) plan, (iii) the value of option continuation upon termination; and (iv) amounts payable under plans, arrangements or agreements that do not discriminate in favor of executive officers and are available generally to salaried employees.

Lawrence R. Hoffman

	Voluntary Resignation w/o Good Reason	Voluntary Resignation for Good Reason		Involuntary Termination without Cause		Involuntary Termination with Cause		Death	Disability
Cash Severance	—	$227,920	(1)	$227,920	(1)	—		—	—
Post-termination health & welfare	—	$13,942		$13,942		—		—	—
Outplacement	—	$20,000	(2)	$20,000	(2)	—		—	—
Vesting of stock options (3)	—	$257,997		$257,997		—	(4)	—	—

(1)	Payable as a lump sum.
(2)	Represents estimated value of outplace assistant for 12 months.
(3)	Represents the excess of $5.31, the closing price of the Company’s common stock on December 29, 2006, over the exercise price of unvested options, the vesting of which accelerates in connection with the specified event.
(4)	As the term “Change of Control” is defined in the Executive Severance Agreement and under our equity incentive plans, depending on the particular facts and circumstances a Change in Control could occur under the Executive Severance Agreement but not under the equity incentive plans, under the equity incentive plans but not under the Executive Severance Agreement or under both the Executive Severance Agreement and the equity incentive plans. See “Compensation Discussion and Analysis – Severance Agreements.” In the event a Change of Control had occurred as of December 31, 2006 under both the Executive Severance Agreement and the equity incentive plans, Mr. Hoffman would have been entitled to the benefits described in the table above. In addition, the unvested options held by Mr. Hoffman as of that date would have been accelerated under the terms of our equity incentive plans if Mr. Hoffman’s employment with the Company was terminated (even with cause), which would have resulted in a benefit of $257,997. The amounts payable to Mr. Hoffman if a Change of Control occurred under the equity incentive plans but not under the Executive Severance Agreement as of December 29, 2006 are described below.

The tables below show for Dr. Kenneth M. Borow, Lawrence R. Hoffman, and Alison O’Neill the respective benefits they would have received as a result of the vesting of stock options they hold upon the occurrence on December 29, 2006 of the specified events, pursuant to the terms of our equity incentive plans. In each case, the benefit shown in the table represents the amount by which the aggregate market value on December 29, 2006 of the Company’s common stock issuable upon exercise of the options that vest on the occurrence of the event (determined based on the closing price of the Company’s common stock on that date of $5.31) exceeded the aggregate exercise price of those options. The table for each individual excludes (i) amounts accrued through December 29, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and accrued vacation; (ii) the individual’s vested account balance under our 401(k) plan; (iii) the value of option continuation upon termination; and (iv) amounts payable under plans, arrangements or agreements that do not discriminate in favor of executive officers and are available generally to salaried employees.

Dr. Kenneth M. Borow

	Voluntary Resignation	Involuntary Termination For Cause Without a Change in Control	Involuntary Termination Without a Change in Control	Involuntary Termination With a Change in Control	Disability	Death
Vesting of stock options (1)	—	—	—	$1,019,999	—	—

(1)	All of the options granted to this individual that were unvested as of December 29, 2006 were granted pursuant to the 2002 plan.

Lawrence R. Hoffman

	Voluntary Resignation	Involuntary Termination For Cause Without a Change in Control	Involuntary Termination Without a Change in Control	Involuntary Termination With a Change in Control	Disability	Death
Vesting of stock options (1)	—	—	—	$257,997	—	—

(1)	All of the options granted to this individual that were unvested as of December 29, 2006 were granted pursuant to the 2002 plan.

Alison O’Neill

	Voluntary Resignation	Involuntary Termination For Cause Without a Change in Control	Involuntary Termination Without a Change in Control	Involuntary Termination With a Change in Control	Disability	Death
Vesting of stock options (1)	$137,700	—	$137,700	$160,282	$137,700	$137,700

(1)	As of December 29, 2006, Ms. O’Neill held 45,000 unvested options, which were granted pursuant to the 1996 Plan and 16,667 unvested options which were granted pursuant to the 2002 Plan. Unlike the 2002 Plan, the 1996 Plan gives the board of directors the authority to accelerate the vesting of options in the event a participant’s service with the Company is terminated, other than for termination for cause (as that term is defined in the 1996 Plan). The benefit reported assumes the board of directors accelerated the vesting of the 45,000 unvested options granted pursuant to the 1996 Plan in connection with the specified event. The vesting of the 16,667 options granted pursuant to the 2002 Plan would not accelerate upon the specified event.

For information concerning amounts payable to Dr. Kai Lindevall in the event of the termination of his employment with the Company, see the discussion under “Severance Agreement with Dr. Lindevall” in Item 13 of this report. Dr. Lindevall is not an NEO but is expected to be an NEO in 2007.

The following report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2006 and its proxy statement relating to the Company’s 2007 annual meeting of stockholders.

THE COMPENSATION COMMITTEE

SCOTT M. JENKINS, CHAIRMAN

CHRISTOPHER MESHGINPOOSH

DR. JYRKI MATTILA

April 24, 2007

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and reports of change of ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended December 31, 2006, all executive officers and directors were in compliance.

RELATED PARTY TRANSACTIONS

In accordance with the provisions of the written charter of the Audit Committee of the board of directors, the Audit Committee is to approve all related party transactions that are required to be disclosed pursuant to the rules and regulations of the SEC. In determining whether to approve or ratify a transaction, the Audit Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person under the same or similar circumstances and the extent of the related person’s direct or interest in the transaction.

The transactions described below were transactions that when entered into were not with related parties. The parties became related parties as a result of these transactions. These transactions were approved by the full board of directors. All shares issued or issuable pursuant to the Combination Agreement (as defined below) or upon exercise of Remedium options were approved by our stockholders at our 2006 Annual Meeting of Stockholders.

Employment Agreement with Dr. Lindevall

In connection with the acquisition of Remedium on Novemebr 1, 2006, Dr. Kai Lindevall entered into an employment agreement with the Company (the “Employment Agreement”). Under the terms of the Employment Agreement, Dr. Lindevall will serve as Encorium’s and Remedium’s President, European and Asian Operations, for a term of three years. Pursuant to the Employment Agreement, Dr. Lindenvall will receive an initial base salary at an annual rate of $275,000; provided, however, that the annual rate of base salary for each 12-month period beginning on or after the first anniversary of the Employment Agreement will increase, from the annual rate of base salary in effect for the immediately preceding twelve month period, by an amount equal to the annual percentage increase in the CPI (as defined in the Employment Agreement) for the immediately preceding calendar year. In addition, Dr. Lindevall will be (i) eligible to receive an annual bonus, not to exceed $200,000 per annum, upon the achievement of corporate financial goals related to the European and Asian operating results of the Company, as specified in the Employment Agreement, before interest and taxes, (ii) entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company, subject to the terms and conditions of such plans, arrangements and mandatory Finnish law, and (iii) entitled to equity-based compensation as determined in the sole discretion of Encorium’s board of directors.

Pursuant to the Employment Agreement, in the event of the termination of Dr. Lindevall’s employment by the Company without Cause (as defined in the Employment Agreement) or by Dr. Lindevall for Good Reason (as defined in the Employment Agreement) Dr. Lindevall will be entitled to (i) the payment of all accrued but unpaid base salary and benefits through the date of such termination, (ii) the payment of any accrued but unpaid bonus payable under the agreement with respect to a fiscal year of the Company ending prior to such termination, (iii) a continuation of group health coverage during the term of the agreement for Dr. Lindevall (and, to the extent covered immediately prior to the date his termination, his dependents); (iv) monthly severance payments equal to one-twelfth of his base salary as of the date of such termination continuing until the end of the term, and (v) vesting of all of Dr. Lindevall’s stock options, to the extent not already vested.

If Dr. Lindevall’s employment with Encorium is terminated during the term for Cause (as defined in the Employment Agreement) or as a result of his death or disability, then Encorium’s obligation to Dr. Lindevall will be limited solely to the payment of (i) all accrued but unpaid base salary and benefits through the date of such termination, and (ii) the payment of any accrued but unpaid bonus payable under the agreement with respect to a fiscal year of Encorium ending prior to such termination.

The Employment Agreement contains certain restrictive covenants that prohibit Dr. Lindevall from disclosing information that is confidential to the Company and will generally prohibit him, during the term of the agreement and for one year thereafter, from:

•	engaging or participating in any Competing Business (as defined in the Employment Agreement);

•

becoming interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business;

•

soliciting or calling on any customer with whom Encorium shall have dealt or any prospective customer that Encorium shall have identified and solicited at any time during Dr. Lindevall’s employment by Encorium;

•	influencing or attempting to influence any supplier, customer or potential customer of Encorium to terminate or modify any written or oral agreement or course of dealing with the Encorium; and

•	soliciting or hiring the employees, consultants, agents or distributors of Encorium.

We do not currently have any employment agreements with any other current executive officers. We are, however, in the process of negotiating an employment agreement with Dr. Borow, our CEO.

Severance Agreement with Dr. Lindevall

In connection with the acquisition of Remedium on November 1, 2006, the Company entered into an Executive Severance Agreement with Dr. Kai Lindevall on November 1, 2006. The Executive Severance Agreement provides, generally, that in the event the Dr. Lindevall’s employment with the Company is terminated without just cause or with good reason in connection with a Change of Control, Mr. Lindevall he will be entitled to: (i) a lump sum cash payment equal three times his annual base salary; (ii) continuation of all benefits pursuant to any and all welfare benefit plans for three years (or, shorter, if substantially similar benefits are provided by the executive’s new employer); (iii) outplacement services for a period of up to 12 months; (iv) the immediate vesting and exercisability of all stock options or other equity incentives; and (v) any other accrued rights.

For purposes of the Executive Severance Agreement, a “Change in Control” is generally deemed to have occurred in any of the following circumstances: (i) subject to certain exceptions, a person is or becomes the beneficial owner of securities representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) when as a result of a stockholder vote for which proxies are solicited by any person other than the Company, or by written consent of the stockholders without a meeting, the incumbent directors cease to constitute at least a majority of the authorized number of members of the board; (iii) the Company stockholders approve a merger, reorganization or consolidation involving the Company if the voting securities of the Company immediately before such merger, reorganization or consolidation do not continue to represent at least 65% of the combined voting power of the voting securities of the surviving or resulting entity; (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or (v) the board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

Payments to Former Stockholders of Remedium

Pursuant to the term of an Amended and Restated Combination Agreement dated July 6, 2006 (the “Combination Agreement”) between the Company and the then stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”), on November 1, 2006 the Company purchased all of the issued and outstanding shares of Remedium. Pursuant to the terms of the Combination Agreement the persons named in the table below, formerly stockholders of Remedium, have received, or are entitled to receive, the following payments of cash and Encorium shares from the Company in connection with the Company’s acquisition of Remedium:

Name	Relationship(s) with the Company	Number of Encorium shares received upon consummation of the business combination (1)		Number of additional Encorium shares received as earn-out shares (3)		Number of Encorium shares to be issued on November 1, 2007 (4)		Cash received upon consummation of the business combination		Additional cash received on March 30, 2007	Number of Encorium shares subject to Remedium Options (5)
Dr. Kai Lindevall	President, European and Asian Operations, director, 5% stockholder	1,044,116		281,630		281,630		$1,591,176.12		$1,431,586.26	48,099
Agneta Lindevall	Wife of Dr. Kai Lindevall	135,146		26,370		26,730		177,238.81		—	—
Jan Lilja	5% stockholder	909,762		121,302		121,302		—		—	—
Petri Manninen	Director	232,814	(2)	40,589	(2)	40,589	(2)	202,629.85	(2)	—	48,099
Sven Erik-Nilsson	5% stockholder	1,017,351		135,647		135,647		—		—	—

(1)	If valued at $2.83 per share, representing the price per share at which the former Remedium stockholders received shares of Encorium common stock upon the closing of the Combination Agreement on November 1, 2006, the value of the shares received upon consummation of the business combination by each person is as follows: Kai Lindevall- $2,954,849; Agneta Lindevall- $382,464; Petri Manninen- $658,864 (see note 2, below); Jan Lilja- $2,574,627; and Sven Erik-Nilsson- $2,879,104. If valued at $3.58 per share, representing the closing price of Encorium common stock on November 1, 2006, the value of the shares received by each person is as follows: Kai Lindevall- $3,737,936; Agneta Lindevall- $483,823; Petri Manninen- $833,475 (see note 2, below); Jan Lilja- $3,256,948; and Sven Erik-Nilsson- $3,642,117.
(2)	Mr. Manninen is the managing director of NTGLT Pharma BVBA, a former stockholder of Remedium. Amounts shown have been received or are entitled to be received by NTGLT Pharma BVBA and not by Mr. Manninen directly.
(3)	If valued at $2.83 per share, representing the price per share at which the former Remedium stockholders received shares of Encorium common stock upon the closing of the Combination Agreement on November 1, 2006, the value of the earn-out shares received by each person is as follows: Kai Lindevall- $797,013; Agneta Lindevall- $74,628; Petri Manninen- $114,867 (see note 2, above); Jan Lilja- $343,285; and Sven Erik-Nilsson- $383,881. If valued at $3.30 per share, representing the closing price of Encorium common stock on March 27, 2006, the date the earn-out shares were issued, the value of the earn-out shares received by each person is as follows: Kai Lindevall- $929,379; Agneta Lindevall- $88,209; Petri Manninen- $133,984 (see note 2, above); Jan Lilja- $400,297; and Sven Erik-Nilsson- $447,636.
(4)	If valued at $2.83 per share, representing the price per share at which the former Remedium stockholders received shares of Encorium common stock upon the closing of the Combination Agreement on November 1, 2006, the value of the shares received upon consummation of the business combination by each person is as follows: Kai Lindevall- $2,954,849; Agneta Lindevall- $382,464; Petri Manninen- $658,864 (see note 2, above); Jan Lilja- $2,574,627; and Sven Erik-Nilsson- $2,879,104.
(5)	Prior to the Company’s acquisition of Remedium on November 1, 2006, Dr. Lindevall and Mr. Manninen each held options to purchase 120 shares of Remedium at an exercise price of EUR 750 per share. Pursuant to the terms of an option exchange agreement, upon the consummation of the Company’s acquisition of Remedium on November 1, 2006, the options held by Dr. Lindevall and Mr. Manninen remained outstanding. However, upon exercise of his Remedium options, each will be entitled to receive, in lieu of the Remedium shares otherwise issuable upon such exercise, approximately 400.82 Encorium shares for each Remedium share otherwise issuable upon the exercise of the Remedium options (or approximately 48,099 shares of Encorium stock, assuming the exercise of his options for all 120 Remedium shares). The EUR 750 exercise price per Remedium share would represent an exercise price per Encorium share of $2.39, based on the exchange rate into the U.S. Dollar of the Euro designated by the Federal Reserve Bank of New York as of November 1, 2006. If valued at $2.83 per share, representing the price per share at which the former Remedium stockholders received shares of Encorium common stock upon the closing of the Combination Agreement on November 1, 2006, the aggregate market value of the Encorium shares that may be purchased by Dr. Lindevall or Mr. Manninen exceeded the aggregate exercise price of the option covering the shares by approximately $21,164.

DIRECTOR INDEPENDENCE

In accordance with Nasdaq rules, the board of directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines mirror the elements of independence set forth in Nasdaq and Securities Exchange Act rules. Based on these standards the board of directors determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and/or stockholder of the Company: Scott M. Jenkins, Dr. Jyrki Mattila, Christopher F. Meshginpoosh and Paul J. Schmitt.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of Encorium’s stockholders, which is generally held in June each year, was delayed this year. It is management’s current intention that the 2008 annual meeting of stockholders be held in June and that the definitive proxy soliciting material for the meeting will first be mailed on or about May 15, 2008. Accordingly, any stockholder proposal intended to be presented at Encorium’s 2008 Annual Meeting of Stockholders must be received by Encorium at its office in Wayne, Pennsylvania on or before January 16, 2008 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. If a stockholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before March 31, 2008, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to Encorium Group, Inc., One Glenhardie Corporate Center, Suite 100, 1275 Drummers Lane, Wayne, Pennsylvania 19087, Attention: General Counsel.

SOLICITATION OF PROXIES

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically, by facsimile or via electronic mail through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While Encorium does not utilize householding, some intermediaries may be “householding” Encorium’s proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, Encorium will promptly deliver a separate copy of each of these documents to you if you send a written request to Encorium Group, Inc., One Glenhardie Corporate Center, Suite 100, 1275 Drummers Lane, Wayne, PA 19087, Attention: General Counsel or call us at (610) 975-9533. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of Encorium’s annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

ANNUAL REPORT

The Annual Report accompanies this Proxy Statement. The Annual Report contains the Company’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AND ALL AMENDMENTS THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 REQUIRED TO BE FILED WITH THE SEC WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

Corporate Secretary

Encorium Group, Inc.

One Glenhardie Corporate Center, Suite 100

1275 Drummers Lane

Wayne, Pennsylvania 19087

PLEASE DATE AND SIGN THE ENCLOSED PROXY THAT IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

By Order of the Board of Directors

/s/ LAWRENCE R. HOFFMAN
August 30, 2007	Lawrence R. Hoffman,
Wayne, Pennsylvania	Executive Vice President, General Counsel, Secretary and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

ENCORIUM GROUP, INC.

October 5, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

20730000000000000000 5	100507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

2.   The ratification of the appointment of Deloitte & Touche LLP, a registered public accounting firm, to examine and report on the Company’s financial statements for the fiscal year ending December 31, 2007.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Kenneth M. Borow, M.D. O Scott M. Jenkins O Dr. Kai Lindevall O Petri Manninen O Dr. Jyrki Mattila O Christopher F. Meshginpoosh O Paul J. Schmitt		3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your Proxy will be voted as directed. If you return your proxy but do not include instructions on how to vote, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” Proposal 2 and “FOR” the election to our board of directors of each of the nominees named in Proposal 1. Discretionary authority is conferred hereby as to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement of the meeting. The undersigned hereby revokes all previous proxies for the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2006 ANNUAL REPORT OF ENCORIUM GROUP, INC.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ENCORIUM GROUP, INC.

PROXY

2007 ANNUAL MEETING

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Kenneth M. Borow, M.D. and Scott M. Jenkins, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Encorium Group, Inc. (the “Company”) to be held on October 5, 2007 at 10:00 A.M. local time at Courtyard by Marriott-Valley Forge, 1100 Drummers Lane, Wayne, Pennsylvania 19087, and any adjournment or postponement thereof, and thereat to vote all shares that the undersigned would be entitled to cast if personally present as follows:

(Continued and to be signed on the reverse side)

14475